Encorium Reports Third Quarter 2009 Financial Results; Announces Date of Annual Stockholder Meeting

Berwyn, PA, November 16, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced its financial results for the third quarter ended September 30, 2009.

As previously announced, on July 16, 2009 the Company sold substantially all of the assets relating to its US line of business to Pierrel Research USA, Inc., the result of which the Company no longer has any employees or significant operations in the United States. Due to this sale, for the three and nine months ended September 30, 2009 and 2008, the results of the U.S. business have been presented as discontinued operations in the Company’s consolidated financial statements.

Net revenue for the third quarter of 2009 was $4.5 million, a decrease of 17.6% from $5.4 million for the third quarter of 2008. The decrease in net revenues was primarily attributable to unfavorable foreign currency fluctuations of $200,000 for the three months ended September 30, 2009. Approximately $650,000 was attributable to revenue recognized on a contract that completed in 2008. The Company had a consolidated backlog at September 30, 2009 from continuing operations of $19.9 million which included approximately $8.3 million of new business wins in the first nine months of 2009 compared to a backlog of $27.0 million at September 30, 2008.

Direct expenses for the third quarter of 2009 were $2.9 million, or 56.9% of net revenues, compared to $3.5 million, or 54.0% of net revenues, for the comparable prior year period. The decrease in direct expenses was primarily the result of approximately $156,000 of favorable foreign currency fluctuations combined with reductions in staff and subcontractors utilized on active clinical studies being conducted, net of severance and other costs.

Selling, general, and administrative expenses (SG&A) was $2.1 million, or 40.3% of net revenue, for the three months ended September 30, 2009, compared to $2.0 million, or 31.3% of net revenue, for the three months ended September 30, 2008.

Depreciation and amortization expense decreased 75.6% to $98,563 for the three months ended September 30, 2009 from $403,406 for the three months ended September 30, 2009 primarily as a result of certain intangible assets acquired as part of the Encorium Oy (formerly Remedium) acquisition being fully amortized. During the three months ended September 30, 2008, the Company took a non-cash impairment charge of $1.86 million in connection with its analysis of the carrying value of goodwill acquired in connection with the acquisition of Encorium Oy.

Loss from continuing operations decreased to $643,389 or $(0.04) per diluted share for the third quarter of 2009, from a net loss of $2.4 million, or $(0.12) per diluted share, in the third quarter of 2008.

Financial Position

Encorium’s balance sheet at September 30, 2009 reflected cash and cash equivalents of $318,243 and stockholders’ equity of $925,423. Our net cash used in operations for the nine months ended September 30, 2009 was $5.4 million. The Company’s latest financials have been prepared on a going concern basis. As previously disclosed, Encorium's independent registered public accounting firm reported that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 27, 2009, contains a paragraph that indicates that, while the Company's financial statements have been prepared on a going concern basis, there is substantial doubt about its ability to continue as a going concern, and that no adjustments have been made to the financial statements that might result from the outcome of this uncertainty.

On October 19, 2009, the Company completed a private placement of 3,937,500 shares of our common stock with a private investor for an aggregate purchase price of $1,575,000, or $.40 per share. Prior to the transaction, the Company entered into Warrant Exchange Agreements with two investors (the "Investors") pursuant to which the Company issued to the Investors an aggregate of 1,864,000 shares of Common Stock (collectively, the "Exchange Shares") and warrants to purchase an aggregate of 874,126 shares of Common Stock, exercisable for a period of five years, at an exercise price of $.40 per share (collectively, the "Exchange Warrants"). The Exchange Shares and Exchange Warrants were issued in exchange for warrants dated as of May 9, 2007 held by the Investors to purchase an aggregate of 874,126 shares of Common Stock of the Company (collectively, the "Original Warrants"). Except as described above, the terms of the Exchange Warrants, including anti-dilution adjustments, are substantially similar to those of the Original Warrants.

The Company also announced on October 19, 2009, that it has terminated previously announced negotiations for the sale of the Company’s wholly-owned subsidiary Encorium OY to a clinical research organization based in the United States and will not pursue a sale of the Company or Encorium Oy at this time.

The Company anticipates that will meet its cash requirements at least into the second quarter of 2010, assuming it is able to fully implement its current costs cutting initiatives, it is able to win additional contracts during fiscal 2009 and it is able to maintain current customer contracts. We will continue to seek strategic alternatives, including, but not limited to attempting to secure additional financing. The Company’s ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, as well as conditions in its business and its operating results; and those factors may affect the Company’s efforts to arrange additional financing on terms that are satisfactory to it or at all. If Encorium is unable to secure additional financing on terms acceptable to it and on a timely basis, it may significantly reduce its operating costs, which may include the cessation of operations in some countries. The Company’s consolidated financial statements do not include any adjustment to reflect the possible future effects on the recoverability or classification of assets or the amounts and classification of liabilities that may result from the outcome of its ability to continue as a going concern.

Dr. Kai Lindevall, executive chairman stated, “We are very pleased that we were recently able to shore up our balance sheet. While additional financing is likely necessary, we believe our experience and capabilities in the vaccine field coupled with the recent new awards in this area demonstrate the long term potential we have to grow into a leading vaccine franchise with expertise in pre-clinical support, regulatory consultancy and strategic trial planning.”

Annual Meeting of Stockholders

The Board of Directors of Encorium Group, Inc. has set January 8, 2010 as the date of the Annual Meeting of Stockholders. A proxy statement, which will discuss in detail matters that will be presented at the Annual Meeting, and an Annual Report will be sent to all Stockholders prior to the date of the Annual Meeting.

Conference Call

Encorium has elected to not hold a quarterly conference call at this time.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) uncertainties regarding the availability of additional capital; and (xiv) uncertainties regarding the continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2008, the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2009; and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

CONTACT: Encorium Group, Inc. Philip L. Calamia, Chief Financial Officer 610-989-4208 www.encorium.com

--financial tables to follow--

ENCORIUM GROUP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net revenue	$4,446,606	$5,396,894	$13,468,042	$16,716,964
Reimbursement revenue	661,176	1,116,818	2,576,542	3,085,554

Total Revenue	5,107,782	6,513,712	16,044,584	19,802,518

Operating Expenses
Direct	2,905,878	3,519,946	9,270,853	11,026,826
Reimbursement out-of-pocket expenses	661,176	1,116,818	2,576,542	3,085,554
Selling, general and administrative	2,058,878	2,035,638	6,379,746	6,836,465
Depreciation and amortization	98,563	403,406	281,938	1,183,681
Impairment loss	-	1,856,183	-	1,856,183

Total Operating Expenses	5,724,495	8,931,991	18,509,079	23,988,709

Loss from Operations	(616,713)	(2,418,279)	(2,464,495)	(4,186,191)

Interest Income	-	1,071	-	13,756
Interest Expense	(26,676)	(17,129)	(31,132)	(24,044)

Net Interest (Expense) Income	(26,676)	(16,058)	(31,132)	(10,288)

Other expense	-	-	-	-

Net Loss from continuing operations before Income
Taxes	(643,389)	(2,434,337)	(2,495,627)	(4,196,479)

Income Tax Expense (Benefit)	98,826	(8,627)	90,899	60,269

Net Loss from continuing operations	$(742,215)	$(2,425,710)	$(2,586,526)	$(4,256,748)

Net loss from discontinued operations	(258,436)	(1,455,642)	(554,016)	(3,077,435)

Income Tax Expense (Benefit)	-	-	-	-

Net Loss	$(1,000,651)	$(3,881,352)	$(3,140,542)	$(7,334,183)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic	20,523,883	20,603,140	20,523,883	20,603,140
Diluted	20,523,883	20,603,140	20,523,883	20,603,140

Net Loss per Common Share
Continuing Operations	$(0.04)	$(0.12)	$(0.13)	$(0.21)
Discontinued Operations	$(0.01)	$(0.07)	$(0.02)	$(0.15)

Net Loss per Common Share	$(0.05)	$(0.19)	$(0.15)	$(0.36)

	See accompanying notes to the consolidated condensed financial statements.

ENCORIUM GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$318,243	$ 5,705,818
Investigator advances	29,289	1,088,768
Accounts receivable, less allowance of $220,000 and $97,000 for
September 30, 2009 and December 31, 2008, respectively	3,137,422	4,624,161
Prepaid expenses and other	1,133,838	1,206,088
Prepaid taxes	40,670	28,290
Costs and estimated earnings in excess of
related billings on uncompleted contracts	1,311,739	1,443,427

Total Current Assets	5,971,201	14,096,552

Property and Equipment, Net	303,940	1,211,929

Intangible Assets
Goodwill	1,414,244	1,366,269
Other intangibles, Net	3,613,698	3,733,517
Other assets	314,992	684,666

Total Assets	$11,618,075	$ 21,092,933

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,684,547	$ 3,624,071
Notes payable	701,335	-
Accrued expenses	2,671,716	3,004,627
Deferred taxes	612,987	206,173
Obligations under capital leases	48,154	72,542
Billings in excess of related costs and
estimated earnings on uncompleted contracts	1,418,607	3,307,347
Customer advances	1,409,074	5,297,000

Total Current Liabilities	9,546,420	15,511,760

Long Term Liabilities
Obligations under capital leases	79,268	189,680
Deferred taxes	842,250	897,204
Other liabilities	224,714	316,516

Total Long Term Liabilities	1,146,232	1,403,400

Total Liabilities	10,692,652	16,915,160

Stockholders' Equity
Common stock, $.001 par value 35,000,000
shares authorized, 20,834,004 shares issued
and 20,523,883 shares outstanding, respectively	20,834	20,834
Additional paid-in capital	32,716,837	32,417,250
Additional paid-in capital warrants	905,699	905,699
Accumulated deficit	(32,877,972)	(29,737,430)
Accumulated other comprehensive income	886,714	1,298,109

Less:	1,652,112	4,904,462
Treasury stock, at cost, 310,121 shares	(726,689)	(726,689)

Total Stockholders’ Equity	925,423	4,177,773

Total Liabilities and Stockholders’ Equity	$11,618,075	$ 21,092,933

See accompanying notes to the consolidated condensed financial statements.
###